Exhibit 99.1

ERHC Energy Inc. Signs Production Sharing Contract on Oil Block in Northwest Kenya

HOUSTON, July 9, 2012 – ERHC Energy Inc. (OTCBB: ERHE), a publicly traded American company with oil and gas assets in Sub-Saharan Africa, today announced that it has signed a production sharing contract (PSC) with the Government of the Republic of Kenya on Block 11A in northwestern Kenya. The Block is in the vicinity of Block 10BB in which significant oil discoveries have recently been announced.

Block 11A encompasses 11,950.06 square kilometers or 2.95 million acres. The Block is situated on Kenya’s border with South Sudan to the north, Block 11B and Lake Turkana to the east and near Kenya’s border with Uganda to the west. The Block is ERHC’s first exploration acreage in East Africa and further diversifies the Company’s portfolio of oil and gas assets, which also includes deepwater interests in the Gulf of Guinea and onshore Blocks in Chad. East Africa has emerged in recent years as one of the most exciting, new oil provinces in the world with the discovery of over 1 billion barrels of recoverable oil in Uganda’s Block 1 (EA1), the Ngamia-1 oil discovery in Kenya, which is estimated to be bigger than the Ugandan discovery, and large gas discoveries, including the recent Zafarani find, offshore Tanzania.

“We are building on past successes and leveraging ERHC’s unique advantages in Africa to dynamically grow our exploration acreages and build shareholder value,” said ERHC President and CEO Peter Ntephe. “Competition for exploration acreages in Kenya is currently high and we are delighted that ERHC has been awarded the rights to explore one of the highly prospective Blocks. We look forward to working closely with the Government and people of Kenya on a mutually beneficial exploration program.”

The regional geology and structural evolution of Block 11A is dominated by the Cretaceous Central Africa Rift System (CARS) and the Tertiary East Africa Rift System (EARS) with the associated basin depositional trends. The main surface feature of Block 11A is the Lotikipi plain. This broad depression measures approximately 110 km from east to west.

The proximity and in-trend relationship between the Lotikipi plain and the Abu Gabra Rift basins of southern Sudan suggest high oil and gas prospectivity. The southern Sudan basins are established petroleum provinces. Surface exposures of the sedimentary units with potential source and reservoir value, represented by the Cretaceous/Paleogene Lapur Formation of the Turkana Grits, give an indication of the sediments that might be encountered beneath the Lotikipi plain.

Gravity data, acquired earlier in the area, enabled the delineation of a sedimentary basin within the Block 11A area below the Lotikipi plain. The basin-fill is believed to be in excess of 5,000 meters, well above the threshold for sufficiently buried and mature organic matter for oil generation.

Block 11A is in the vicinity of Blocks operated by one of the most prolific oil and gas explorers in Africa. Drilling activity in the area has made international headlines recently. The Eliye Springs well is in the adjacent Block 10BA while the Loperot and Ngamia-1 wells in Block 10BB are also nearby.

“Of major implication to the petroleum system in the Block 11A area, the Loperot well recovered light paraffinic oil sourced from an excellent type 1 oil-prone lacustrine shale,” said ERHC’s Geoscientist and Technical Adviser, Dr. Peter Kinyua Thuo, who has worked extensively in Kenya. “Even more important have been the significant oil columns encountered by the Ngamia-1 well.”

Apart from its new holdings in Kenya, ERHC has working interests in Chad, including the BDS 2008 and Manga Blocks and half of Chari-Ouest Block 3. The Company also holds working interests in six Blocks in the Nigeria-São Tomé & Príncipe Joint Development Zone (JDZ) as well as 100 percent of Blocks 4 and 11 of the São Tomé & Príncipe Exclusive Economic Zone (EEZ) with an option to acquire up to 15 percent working interests in two other EEZ Blocks.

About ERHC Energy

ERHC Energy Inc. is a Houston-based independent oil and gas company focused on growth through high impact exploration in Africa and the development of undeveloped and marginal oil and gas fields. ERHC is committed to creating and delivering significant value for its shareholders, investors and employees, and to sustainable and profitable growth through risk balanced smart exploration, cost efficient development and high margin production. For more information, visit www.erhc.com.

Cautionary Statement

This press release contains statements concerning ERHC Energy Inc.’s future operating milestones, future drilling operations, the planned exploration and appraisal program, future prospects, future investment opportunities and financing plans, future shareholders’ meetings as well as other matters that are not historical facts or information.  Such statements are inherently subject to a variety of risks, assumptions and uncertainties that could cause actual results to differ materially from those anticipated, projected, expressed or implied.  A discussion of the risk factors that could impact these areas and the Company’s overall business and financial performance can be found in the Company’s reports and other filings with the Securities and Exchange Commission. These factors include, among others, those relating to the Company’s ability to exploit its commercial interests in Kenya, Chad, the JDZ and the Exclusive Economic Zone of São Tomé and Príncipe, general economic and business conditions, changes in foreign and domestic oil and gas exploration and production activity, competition, changes in foreign, political, social and economic conditions, regulatory initiatives and compliance with governmental regulations and various other matters, many of which are beyond the Company’s control. Given these concerns, investors and analysts should not place undue reliance on these statements. Each of the above statements speaks only as of the date of this press release. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statement to reflect any change in the Company’s expectations with regard thereto or any change in events, conditions or circumstances on which any of the above statements is based.